Exhibit 99.2
Owens & Minor, Inc.
Summary Segment Information (unaudited)
The unaudited reclassified summary segment financial information below is provided to reflect the realignment of the Company's reporting segments effective during the first quarter of 2018. The Company did not operate under the realigned structure for any of these prior periods and has begun to report comparative results under the new structure effective with the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.
Reportable segment data on a quarterly basis for the year ended December 31, 2017 and on an annual basis for the years ended December 31, 2017 and 2016 is presented in the table below:

	Year ended December 31, 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	Year ended December 31, 2016
Net revenue:
Segment net revenue
Global Solutions	$2,288,955	$2,226,367	$2,290,804	$2,379,892	$9,186,018	$9,535,248
Global Products	137,153	130,959	124,542	111,373	504,026	539,580
Total segment net revenue	2,426,108	2,357,326	2,415,346	2,491,265	9,690,044	10,074,828
Inter-segment revenue
Global Products	(97,535)	(91,419)	(81,385)	(101,431)	(371,769)	(351,397)
Total inter-segment revenue	(97,535)	(91,419)	(81,385)	(101,431)	(371,769)	(351,397)
Consolidated net revenue	$2,328,573	$2,265,907	$2,333,961	$2,389,834	$9,318,275	$9,723,431

Operating income (loss):
Global Solutions	$37,951	$30,212	$33,893	$28,141	$130,198	$171,091
Global Products	8,128	8,810	9,102	6,910	32,950	53,799
Inter-segment eliminations	(698)	19	416	508	243	(616)
Acquisition-related and exit and realignment charges	(8,942)	(2,893)	(9,299)	(39,573)	(60,707)	(24,675)
Other (1)	(922)	(3,311)	(4,441)	(4,758)	(13,433)	—
Consolidated operating income	$35,517	$32,837	$29,671	$(8,772)	$89,251	$199,599

Depreciation and amortization:
Global Solutions	$10,664	$10,733	$13,906	$15,506	$50,809	$46,586
Global Products	1,894	1,915	1,947	2,878	8,634	8,807
Consolidated depreciation and amortization	$12,558	$12,648	$15,853	$18,384	$59,443	$55,393

Capital expenditures:
Global Solutions	$13,840	$8,417	$12,778	$11,897	$46,932	$27,207
Global Products	928	1,105	718	1,051	3,805	2,914
Consolidated capital expenditures	$14,768	$9,522	$13,496	$12,948	$50,737	$30,121

(1) 2017 included software as a service (SaaS) implementation costs associated with the upgrading of our global IT platforms in connection with the redesign of our global information system strategy.